UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Stock Yards Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1040 East Main Street
Louisville, Kentucky 40206

PROXY STATEMENT SUPPLEMENT

2018 Annual Meeting of Shareholders to be Held on April 26, 2018

April 2, 2018

To Our Shareholders:

The following information supplements and amends the discussion contained in the section entitled “Independent Registered Public Accounting Firm” appearing on page 52 in the definitive proxy statement (the “Proxy Statement”) on Schedule 14A filed by Stock Yards Bancorp, Inc. (the “Company”, “we”, “us” or “our”) with the Securities and Exchange Commission (the “SEC”) on March 21, 2018 and first mailed to shareholders on or about March 23, 2018. The Proxy Statement relates to the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Thursday, April 26, 2018, at 10:00 a.m., at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206. This information is also contained in a report on Form 8-K that we filed with the SEC on March 26, 2018.

This Supplement is being filed by the Company with the SEC and delivered to our shareholders to supplement and amend certain information contained in the Proxy Statement and should be read in conjunction with the Proxy Statement. Except as otherwise set forth below, the information contained in the Proxy Statement remains unchanged. This Supplement does not add to or remove any of the agenda items to be voted upon at the Annual Meeting.

Additional Information Relating to Our Registered Public Accountants

On March 16, 2018, the Company informed its independent registered public accounting firm, KPMG LLP (“KPMG”), that at the direction of the Audit Committee of the Board of Directors, the Company would be soliciting proposals for the provision of auditing services for the year ending December 31, 2018. KPMG has served as the Company’s auditor since 1988. On March 20, 2018, KPMG informed the Company that it would not submit a proposal for future auditing services to the Company. For that reason, KPMG also informed the Company that it declined to stand for reappointment as the Company’s independent registered public accountant. KPMG informed the Company that it will continue to perform services for the Company as its independent registered public accounting firm in connection with the quarter ending March 31, 2018.

 Neither of KPMG’s audit reports on the Company’s consolidated financial statements for the two years ended December 31, 2016 and December 31, 2017 contained an adverse opinion or a disclaimer of opinion, nor was either of those reports qualified or modified as to uncertainty, audit scope or accounting principles. In addition, at no time during the two years ended December 31, 2016 and December 31, 2017, or the subsequent interim period through March 20, 2018, were there any disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports. As previously disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2017, during the fourth quarter of 2016 management of the Company identified a material weakness in internal control related to operating effectiveness of the Company’s control over the assessment of the appropriateness of loan grades used in the allowance for loan losses estimate, including the completeness and accuracy of the information used to assess the loan grades. As disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 13, 2018, during the fourth quarter of 2017 management successfully completed testing necessary to conclude the material weakness had been remediated. No other “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K have occurred during the two prior years or the subsequent interim period through March 20, 2018.

Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Additional Information and Where to Find It

We have filed with the SEC and mailed to our shareholders the Proxy Statement and accompanying proxy card in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting. We encourage shareholders to read the Proxy Statement, the accompanying proxy card and other documents filed by us with the SEC carefully and in their entirety as they contain important information relating to matters to be considered at the Annual Meeting. Shareholders can obtain copies of the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the investor relations page of the Company’s website at www.syb.com.

YOUR VOTE IS IMPORTANT

WE URGE SHAREHOLDERS TO VOTE AS SOON AS POSSIBLE